Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this ____ day of __________, 2022 by and between Silicon Valley Access Fund LLC, a Delaware limited liability company (the “Fund”), and SAX Capital LLC, a Delaware limited liability company (the “Adviser”).

1.              Duties of Adviser. (a) The Fund hereby appoints the Adviser to act as investment adviser to the Fund, for the period and on the terms set forth in this Agreement. The Fund employs the Adviser to manage the investment and reinvestment of the assets of the Fund, continuously to review, supervise and administer the investment program of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of the Fund’s assets to be held uninvested, to provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and Board of Managers concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Managers of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund’s prospectus and statement of additional information, as the same may be amended or supplemented from time to time with notice to the Adviser, and applicable laws and regulations.

(b)             The Adviser accepts such appointment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

(c)              The Adviser may itself, or may cause the Fund to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, the Adviser may represent the Fund on a creditors’ (or similar) committee.

(d)              The Adviser shall have sole authority to exercise whatever powers the Fund may possess with respect to any of its assets, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer.

2.             Portfolio Transactions. (a) While the Fund will primarily invest directly into funds, special purpose vehicles and portfolio companies, the Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.

(b)              The Adviser may select affiliates of the Adviser as brokers or dealers in connection with purchase and sale transactions for the Fund. The Fund understands that such affiliates may provide execution services relative to the purchase and/or sale of securities for the Fund, provided that any such affiliate of the Adviser discloses at least annually, and as may be required under the Fund’s Rule 17e-1 Procedures, as amended from time to time with notice to the Adviser (the “Procedures”), the amount of the commission it has received. By executing this Agreement, the Fund authorizes an affiliate of the Adviser to effect securities transactions on behalf of the Fund and to retain compensation therewith, provided that any such compensation is permissible under the Procedures. This authorization is being executed and delivered pursuant to Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder.

(c)              Unless and until otherwise directed by the Board of Managers of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

(d)              The Adviser will promptly communicate to the officers and the Board of Managers of the Fund such information relating to portfolio transactions as they may reasonably request.

3.              Compensation of the Adviser. (a) For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Fund shall pay to the Adviser a quarterly advisory fee (the “Advisory Fee”) on the first business day of each quarter, based upon the average daily net asset value (as determined on each business day at the time set forth in the prospectus for determining net asset value per share) of the Fund during the preceding quarter, at the annual rate provided for in Exhibit A, as such Exhibit A may be amended from time to time. The net asset value of the Fund is determined by subtracting the Fund’s liabilities from the fair market value of its assets in accordance with the Fund’s prospectus. For purposes of this Agreement, a “business day” is any day the Fund is open for business or as otherwise provided in the Fund’s prospectus.

(b)             If the fees payable to the Adviser pursuant to this Section 3 begin to accrue before the end of any quarter or if this Agreement terminates before the end of any quarter, the fees for the period from the commencement date to the end of that quarter or from the beginning of that quarter to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full quarter in which the effectiveness or termination occurs.

(c)              In addition to the Advisory Fee, the Fund shall be responsible for its investment-related expenses and all other expenses assumed by the Fund in accordance with the terms of the Fund’s Amended and Restated Limited Liability Company Agreement (the “Company Agreement”) (except to the extent any such expenses are otherwise waived or assumed by the Adviser).

(d)              Notwithstanding the foregoing, the Fund may enter into a separate agreement, which shall be controlling over this Agreement, pursuant to which some or all of the foregoing expenses of this Section 3 shall be the responsibility of the other party or parties to that agreement.

4.             Other Services. All investment personnel of the Adviser, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Fund.

5.              Reports. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to the shareholders of the Fund (collectively, “Shareholders” and each a “Shareholder”), certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6.              Status of Adviser. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

7.              Liability of Adviser. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, or (b) reckless disregard by the Adviser of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to the Fund, or to any Shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

8.              Indemnification. (a) To the fullest extent permitted by law, the Fund shall, subject to Section 8(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, shareholder, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Adviser, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

(b)              Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 8(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Fund is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the managers (each, a “Manager,” and collectively, the “Managers”) of the Fund who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Fund (“Independent Managers”) (excluding any Manager who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c)              As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, indemnification shall be provided in accordance with Section 8(a) of this Agreement if (i) approved as in the best interests of the Fund by a majority of the Independent Managers (excluding any Manager who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the indemnitee is not liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office or (ii) the Managers secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its Shareholders to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

(d)             Any indemnification or advancement of expenses made in accordance with this Section 8 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 8 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 8 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 8. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 8, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 8 shall be on the Fund (or on any Shareholder acting derivatively or otherwise on behalf of the Fund or its Shareholders).

(e)             An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 8 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)              The rights of indemnification provided in this Section 8 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

9.             Permissible Interests. Subject to and in accordance with the Company Agreement and the Adviser’s operating agreement, Managers, officers, agents and Shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers, agents, shareholders or otherwise; directors, officers, agents, partners, and shareholders of the Adviser are or may be interested in the Fund as Managers, officers, Shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a Shareholder or otherwise; and the effect of any such interrelationships shall be governed by the Company Agreement, the Adviser’s operating agreement and the provisions of the 1940 Act.

10.            Subadviser. The Adviser may employ one or more subadvisers to perform such of the acts and services of the Adviser, and upon such terms and conditions as may be agreed upon between the Adviser and such subadviser and agreed or approved by the Managers of the Fund, all as permitted by the 1940 Act.

11.            Duration and Termination. This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Managers who are not parties to this Agreement or interested persons of any such party in accordance with the provisions of the 1940 Act and the rules or regulations promulgated thereunder and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff, and (b) by the Board of Managers of the Fund or by vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Managers of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 60 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such successor which does not result in a change of actual control of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement.

12.            Definitions. As used in this Agreement, the terms “assignment,” “interested person,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

13.            Amendment of Agreement. No provision of this Agreement may be amended, changed, waived, discharged or terminated orally, except by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules or regulations promulgated thereunder and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.

14.            Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15.            Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

16.            No Third-Party Beneficiaries. No person or entity not a party to this Agreement shall be deemed a third-party beneficiary of this Agreement.

17.            Notices. Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or email (with read receipt received by the sending party) or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

18.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

19.            Form ADV. The Fund acknowledges receiving Part 2 of the Adviser’s Form ADV.

20.            Fund Obligations. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Managers, Shareholders, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

21.            Brand Usage. As between the parties, the Adviser owns all worldwide rights to the “SAX Capital LLC” trademark and logo (collectively, the “Brand”). The Adviser hereby grants a worldwide non-exclusive license to the Fund to use the Brand as a trademark and logo in connection with marketing, promoting and operating the Fund. The Fund shall not register or use the Brand as a corporate name, domain name, ticker symbol or social media identifier without the Adviser’s prior written consent. The Fund shall use the Brand only in connection with high-quality goods and services and in accordance with any guidelines provided by Adviser. The Fund shall obtain the Adviser’s prior written consent for any materials bearing the Brand, or any proposed uses of variations of the Brand or combinations of the Brand with other terms or marks. The Adviser may terminate this license immediately upon written notice for any reason, including for (i) any breach of this license by the Fund or (ii) the termination of this Agreement or the investment advisory relationship between the Fund and the Adviser. Except to the extent required by applicable law, the Fund shall immediately cease all use of the Brand after such termination. The Fund shall not challenge or contravene the validity of, or the Adviser’s worldwide ownership of the Brand, and shall not take (or fail to take) any action that may damage the Brand. All goodwill arising from the Fund’s use of the Brand shall inure solely to the benefit of the Adviser. The Fund may not sublicense or assign this license without the prior written consent of the Adviser, and any purported transaction in violation of the foregoing shall be null and void. For clarity, a change of control, assumption in bankruptcy, merger or reorganization of the Fund shall be deemed an “assignment” of the above license, even if it is not deemed an assignment under applicable law. The Adviser disclaims any and all liability for the Fund’s use of the Brand outside the United States, which such use shall be at the Fund’s sole risk.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

SAX Capital LLC	AL Venture Fund LLC

By:	By:
Name:	Name:
Title:	Title:

Investment Advisory Agreement

Exhibit A
(as of _______________, 2022)
Silicon Valley Access Fund LLC

The Advisory Fee payable to the Adviser shall be 3% per annum.*

*	The Fund shall pay to the Adviser a quarterly Advisory Fee on the first business day of each quarter, based upon the average daily net asset value (as determined on each business day at the time set forth in the prospectus for determining net asset value per share) of the Fund during the preceding quarter, at the annual rate provided for in this Exhibit, as such Exhibit may be amended from time to time.